EXHIBIT 99.1

Exponent Reports Second Quarter 2023 Financial Results

MENLO PARK, Calif., July 27, 2023 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter of fiscal year 2023 ended June 30, 2023.

“Exponent delivered solid second quarter results, growing revenues before reimbursements by 10% on a year-over-year basis and expanding earnings per diluted share. We continue to demonstrate the strength of our diverse and ever-evolving services portfolio, which anticipates and adapts to our clients’ critical needs throughout their product lifecycles,” stated Dr. Catherine Corrigan, President and Chief Executive Officer.

“Growth in the quarter was driven by robust demand for our reactive offerings, which included product safety engagements and disputes-related work spanning multiple industries. The proactive side benefited from increased demand in the chemicals and life sciences sectors, offset by some moderation in the electronics sector. Overall, I am pleased to see the power of our portfolio delivering solid growth through economic cycles as we address our clients’ most complex challenges,” Dr. Corrigan continued.

Second Quarter Financial Results

Total revenues and revenues before reimbursements for the second quarter of 2023 increased 7.6% to $140.2 million and 9.7% to $129.7 million as compared to $130.3 million and $118.2 million in the second quarter of 2022, respectively.

Net income was $25.7 million, or $0.50 per diluted share, in the second quarter of 2023, as compared to $25.8 million, or $0.49 per diluted share, in the same period of 2022. The tax benefit for the classification of tax adjustments associated with share-based awards was immaterial in the second quarters of 2023 and 2022. Exponent’s consolidated tax rate was 29.0% in the second quarter of 2023, as compared to 27.3% for the same period in 2022.

EBITDA1 decreased slightly to $36.8 million, or 28.4% of revenues before reimbursements, in the second quarter of 2023, as compared to $37.1 million, or 31.4% of revenues before reimbursements in the second quarter of 2022.

Year-to-Date Financial Results

Total revenues and revenues before reimbursements for the first half of 2023 increased 8.4% to $280.5 million and 9.4% to $258.4 million, respectively, as compared to $258.8 million and $236.1 million in the same period one year ago.

Net income was $54.9 million, or $1.06 per diluted share, in the first half of 2023, as compared to $55.4 million, or $1.05 per diluted share, in the same period of 2022. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2023 was $3.6 million, as compared to $6.0 million in the first half of 2022. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 23.6% in the first half of 2023, as compared to 18.9% for the same period last year.

EBITDA1 increased to $72.6 million, or 28.1% of revenues before reimbursements, in the first half of 2023, as compared to $71.5 million, or 30.3% of revenues before reimbursements, in the first half of 2022.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.26 to be paid on September 22, 2023, and reiterated its intent to continue to pay quarterly dividends. For the first half of 2023, Exponent paid $27.7 million in dividends and closed the period with $148.2 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s revenues before reimbursements in the second quarter and first half of 2023. Revenues before reimbursements in this segment increased 10% in the second quarter and 11% in the first half, as compared to the prior year period. Growth during the quarter was driven by strong demand for Exponent's services across the transportation and construction sectors.

Exponent’s environmental and health segment represented 17% of the Company’s revenues before reimbursements in the second quarter and first half of 2023. Revenues before reimbursements in this segment increased 10% in the second quarter and 4% in the first half, as compared to the same period in the prior year. Growth was led by evolving regulatory requirements which drove safety-related engagements evaluating the impacts of chemicals on human health and the environment.

Business Outlook

“Our accelerated recruiting efforts over the last year combined with lower-than-expected turnover drove a 15% increase in headcount as compared to a year ago, highlighting the strength of Exponent’s employee value proposition. While these investments in our future are critical, we are focused on strategically aligning our resources with the growth of the business and our pursuit of future opportunities over the long-term,” stated Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the third quarter of 2023 as compared to the same period one year prior. Exponent anticipates:

  Revenues before reimbursements to grow in the high-single to low-double digits; and,
  EBITDA1 to be 27.5% to 28.5% of revenues before reimbursements.

For the full 2023 fiscal year, we are maintaining our revenue and margin guidance. Exponent anticipates:

  Revenues before reimbursements to grow in the high-single to low-double digits; and,
  EBITDA1 to be 28.0% to 28.5% of revenues before reimbursements.

“As products and processes become increasingly complex and the focus on safety, health and the environment intensifies, Exponent’s multidisciplinary team of scientists and engineers is poised to solve high stakes challenges and deliver breakthrough insights to an expanding portfolio of clients. We remain confident in our strategy and competitive advantage, which will drive long-term value for all our stakeholders,” Dr. Corrigan concluded.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 27, 2023, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 1934428#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

In an era of accelerating change, Exponent is the only premium engineering and scientific consulting firm with the depth and breadth of expertise to solve our clients’ most profoundly unique, unprecedented, and urgent challenges.

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent’s consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent’s offices in North America, Asia, and Europe. Exponent’s consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2023 and July 1, 2022
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2023	2022	2023	2022

Revenues
Revenues before reimbursements	$129,653	$118,218	$258,358	$236,088
Reimbursements	10,568	12,063	22,172	22,671

Revenues	140,221	130,281	280,530	258,759

Operating expenses
Compensation and related expenses	82,836	58,446	167,017	127,203
Other operating expenses	10,305	8,755	19,866	16,920
Reimbursable expenses	10,568	12,063	22,172	22,671
General and administrative expenses	6,637	5,740	12,480	9,971

	110,346	85,004	221,535	176,765

Operating income	29,875	45,277	58,995	81,994

Other income
Interest income, net	1,593	175	3,363	196
Miscellaneous income (expense), net	4,785	(10,020)	9,433	(13,951)
	6,378	(9,845)	12,796	(13,755)

Income before income taxes	36,253	35,432	71,791	68,239

Income taxes	10,505	9,677	16,919	12,875

Net income	$25,748	$25,755	$54,872	$55,364

Net income per share:
Basic	$0.50	$0.50	$1.07	$1.06
Diluted	$0.50	$0.49	$1.06	$1.05

Shares used in per share computations:
Basic	51,255	51,890	51,193	52,154
Diluted	51,692	52,394	51,694	52,725

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2023 and December 30, 2022
(unaudited)
(in thousands)

	June 30,	December 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$148,174	$161,458
Accounts receivable, net	175,830	170,114
Prepaid expenses and other assets	20,624	17,585
Total current assets	344,628	349,157
Property, equipment and leasehold improvements, net	76,793	65,539
Operating lease right-of-use asset	25,636	18,007
Goodwill	8,607	8,607
Other assets	148,620	145,352
	$604,284	$586,662

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,838	$29,115
Accrued payroll and employee benefits	87,609	105,822
Deferred revenues	11,343	18,834
Operating lease liability	5,750	5,258
Total current liabilities	124,540	159,029
Other liabilities	99,623	93,538
Operating lease liability	23,042	13,343
Total liabilities	247,205	265,910

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	317,346	301,002
Accumulated other comprehensive loss	(3,260)	(3,587)
Retained earnings	555,354	528,810
Treasury stock, at cost	(512,427)	(505,539)
Total stockholders' equity	357,079	320,752
	$604,284	$586,662

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Three and Six Months Ended June 30, 2023 and July 1, 2022
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2023	2022	2023	2022

Net Income	$25,748	$25,755	$54,872	$55,364

Add back (subtract):

Income taxes	10,505	9,677	16,919	12,875
Interest income, net	(1,593)	(175)	(3,363)	(196)
Depreciation and amortization	2,186	1,812	4,174	3,501

EBITDA (1)	36,846	37,069	72,602	71,544

Stock-based compensation	5,223	4,597	12,286	11,467

EBITDAS (1)	$42,069	$41,666	$84,888	$83,011

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.